Exhibit 23.3
CONSENT OF EIVIND REITEN
I hereby consent to being nominated as a director of the merged company formed pursuant to the merger plan between Statoil ASA (“Statoil”) and Norsk Hydro ASA included as Exhibit 4(c)(ii) to Statoil’s Annual Report on Form 20-F/A for the year ended December 31, 2006 (the “Statoil 2006 Form 20-F”), to being named as about to become a director of such merged company in the Statoil 2006 Form 20-F and to the incorporation by reference of the Statoil 2006 Form 20-F in Statoil’s Registration Statement on Form F-3.
/s/ Eivind Reiten ___________________________

Eivind Reiten

May 29, 2007